Exhibit 99.1
News Release
For Immediate Release: April 26, 2017

H&R Block Reports U.S. Market Share Gain for Tax Season 2017
To Announce Fiscal 2017 Results on June 13, 2017

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its preliminary U.S. tax results, reflecting an overall market share gain. Total H&R Block tax season return volume outperformed U.S. industry results with a decline in e-files of 0.1% through April 21, compared to the IRS reported decline of 0.3%1.

“Despite an overall industry decline, I am delighted to report that we improved the client trajectory for the tax season and achieved overall market share gains,” said Bill Cobb, H&R Block’s president and chief executive officer. “I am extremely pleased with our online performance, which resulted in 6.8% return growth for the fiscal year.”

Tax Season Results1
The company’s overall market share gain during the tax season was the result of improved performance compared to the prior year in both the Assisted and DIY categories. Overall return volume was impacted by the decline in industry-wide filings.

In the Assisted category, H&R Block reported much better performance than last tax season with a decline in e-files of 1.6%, compared to the IRS reported decline of 0.7% through April 21. This improvement in performance resulted from the company’s aggressive promotional offerings in the first half of the season and increased sales efforts. Additionally, the company enhanced its client experience, incorporating the cognitive computing technology of IBM Watson.

In the DIY category, H&R Block outperformed the industry, with e-files increasing 2.3% through April 21, compared to the IRS reported increase of 0.2%. The company’s increase in returns was attributable to the introduction of the H&R Block More ZeroSM promotion, and significant product enhancements, including “drag-and-drop” and photo capture capabilities for importing current year tax forms and prior year tax returns.

Fiscal Year Results
The decline in industry-wide filings also impacted fiscal year results as H&R Block filed 19.4 million returns in the U.S. for fiscal year 2017 through April 19, with Assisted returns declining 2.5% to 11.8 million, and DIY online returns increasing 6.8% to 5.0 million.

1 Volume changes to prior year noted in the opening paragraph as well as the Tax Season Results section are based on accepted tax season e-files through April 21 on a day-to-day basis, which is consistent with IRS reported results. Volume changes noted in the Fiscal Year Results section and the table attached to this release are based on fiscal year results through April 19 on a date-to-date basis.

The company also achieved better than expected mix, as well as improved pricing in its franchise network, resulting in an improved net average charge in its Assisted business from the prior year. The decrease in net average charge in its DIY business was in-line with the company’s expectations due to the H&R Block More ZeroSM promotion. Overall, the company expects to report EBITDA margin of approximately 28% for fiscal year 20172.

“I’m proud of what our team has been able to accomplish and the discipline we’ve shown to achieve a strong bottom line,” said Cobb. “Our performance positions us well for the years ahead. I look forward to sharing a detailed assessment of our fiscal 2017 results during our call on June 13th.”

H&R Block to Announce Fiscal 2017 Results on June 13
In conjunction with the announcement of fiscal 2017 results, the company will host a conference call at 4:30 p.m. Eastern time on June 13, 2017 for analysts, institutional investors, and shareholders to discuss fiscal 2017 results, outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (855) 702-5257 or International (213) 358-0868
Conference ID: 11588523

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 13, 2017, and continuing until July 13, 2017, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 11588523. The webcast will be available for replay June 14, 2017 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking

2EBITDA margin is a non-GAAP measure and is calculated as EBITDA divided by revenues from continuing operations. EBITDA is a non-GAAP measure and is calculated as earnings before interest, tax, depreciation, and amortization. Net income, the most comparable GAAP measure, and other final fiscal year-end financial measures are not yet accessible. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures. For more information on our non-GAAP measures, please see our March 7, 2017 press release.

statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the
Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Lisa Patterson, (816) 854-5220, lisa.patterson@hrblock.com

TABLE FOLLOWS

U.S. TAX OPERATING DATA
	Fiscal Year-to-Date
	April 19,
	2017	2016	% Change
Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	7,961	8,244	(3.4)%
Franchise Operations	3,883	3,906	(0.6)%
Total H&R Block Assisted	11,844	12,150	(2.5)%

Desktop	1,992	2,075	(4.0)%
Online	4,964	4,649	6.8%
Total H&R Block DIY Tax Software	6,956	6,724	3.5%

Free File Alliance	584	674	(13.4)%
Total H&R Block U.S. Returns	19,384	19,548	(0.8)%

Net Average Charge: (3)
Company-Owned Operations	$237.78	$233.13	2.0%
Franchise Operations (4)	207.04	200.55	3.2%
DIY Tax Software	30.72	34.71	(11.5)%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client. Also included are business returns, which account for approximately 1% of assisted returns through April 19. The count methodology has been adjusted in the current and prior year periods to exclude extensions and to recognize the corresponding individual tax returns when filed. A software return is defined as a return that has been electronically filed and accepted by the IRS. Also included are online returns purchased with a credit card and printed for mailing.

(2)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during the year.

(3)	Net average charge is calculated as total revenue divided by total returns. For DIY Tax Software, net average charge excludes Free File Alliance.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fee revenues collected by H&R Block franchisees divided by returns filed in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.